Company Contact:	Investor Contact:	Agency Contact:
Maureen Hart	Mark Namaroff	Stacy Grisinger
Axcelis Technologies, Inc.	Axcelis Technologies, Inc.	Axcelis Technologies, Inc.
Tel: (978) 787-4266	Tel: (978) 787-4000	Tel:(617) 638-0022
Fax: (978) 787-4275	Fax: (978) 787-9133	Fax: (617) 638-0033
maureen.hart@axcelis.com	investor.relations@axcelis.com	grisingers@loomisgroup.com

AXCELIS ANNOUNCES FINANCIAL
RESULTS FOR THE FOURTH QUARTER AND YEAR END 2003
Strong Market Growth and Financial Leverage Lead to Improved Profitability

Beverly, MA, January 28, 2004 -- Axcelis Technologies, Inc. (NASDAQ: ACLS) today announced financial results for its fourth quarter ended December 31, 2003. Highlights for the period include:

1.    The company achieved net income of $3.3 million ($0.03 per diluted share) for the quarter on reported revenues of $95.9 million.

2.   Gross margins increased to 37.3% on higher volume, stabilized pricing, and improved warranty cost performance of our 300 mm tools.

3.   Systems bookings during the fourth quarter increased 44% sequentially and the company ended the year with a systems backlog of $97.7 million, up 28% from the close of the prior quarter.

Mary Puma, president and Chief Executive Officer stated, "I am proud to say that Axcelis performed beyond our original expectations for the quarter. Revenue in the fourth quarter was up 63% sequentially as a result of continued customer demand for our leading edge technology and long awaited capacity additions. The fact that we also achieved profitability is a testament to the financial leverage that has resulted from the strong execution of our cost reduction strategy this past year."

Puma continued, "We expect increasing profitability in 2004 as the market continues to improve. Our visibility is the best it has been in over three years with delivery slots being booked into the third quarter. We anticipate revenues to grow sequentially at least through the first half of the year. At this point we believe that the market will be robust for the remainder of 2004."

Worldwide revenues for the fourth quarter, including revenues of the Company's 50% owned joint venture in Japan, Sumitomo Eaton Nova Corporation ("SEN"), were $158.2 million and net revenues (excluding SEN revenues) for the fourth quarter were $95.9 million, an increase of 63% compared with the third quarter of 2003 and 46% compared with the fourth quarter of the prior year. Net income for the quarter was $3.3 million ($0.03 per diluted share) compared with a net loss of $31.9 million ($0.32 per share) the third quarter of 2003 and a net loss of $6.8 million ($0.07 per share) for the corresponding quarter of 2002.

For the full year 2003, worldwide revenues, including revenues of SEN, were $486.2 million compared with worldwide revenues of $448.3 million in 2002. Net revenues, excluding SEN revenues, were $322.0 million compared with $309.7 million in 2002. Net loss for the year 2003 was $113.9 million ($1.16 per diluted share) including the effect of a non-cash charge to income tax expense of $69.7 million ($0.70 per share) recorded in the second quarter and restructuring costs of $4.9 million ($0.05 per share) for severance and other benefits associated with the Company's reduction in force action taken in the third quarter of 2003. Net loss for the year 2002 was $26.2 million ($0.27 per share).

Axcelis believes that the information regarding the aggregate quarterly shipments of SEN, a 50% owned unconsolidated subsidiary of Axcelis, combined with Axcelis' own sales for the quarter, is useful to investors. SEN's ion implant products are covered by a license from Axcelis and therefore the combined revenue of the two companies indicates the full market penetration of Axcelis' technology.

First Quarter 2004 Outlook

Worldwide revenue (including SEN) is expected to be $185 million to $195 million. Net revenue (excluding SEN) is expected to be in the range of $120 to $127 million on shipments of $124 to $131 million. Gross margins are expected in the mid 30% range. Contribution from SEN is expected to approximate $6.0 to $7.0 million. Net income is expected to be $7.0 to $10.0 million ($0.07 to $0.10 per share). Cash outflow is expected to be in the range of $5.0 to $10.0 million required for working capital.

Fourth Quarter Detail

Shipments

Shipments for the fourth quarter on a worldwide basis, including SEN, totaled $156.8 million with net shipments, excluding SEN, totaling $105.2 million. Worldwide shipments were up 25% from the third quarter and net shipments were up 66%.

Service revenue (service contracts, spare parts and consumables) was $35.7 million for the quarter, up 16% from the third quarter driven by higher utilization rates in our customer's factories. Geographically, systems shipments (excluding SEN) were as follows: Asia 82%, Europe 14% and North America 4% with Taiwan making up the largest percentage of shipments (26%). Including SEN, 89% of worldwide systems shipments were to Asia, with 43% of shipments to Japan, indicating that strength in the Japanese market continued to be a key driver during the quarter.

The ion implantation business accounted for 70% of total shipments in the fourth quarter while the complementary products (RTP, Dry Strip and Photostabilization) accounted for 30%. For the calendar year 2003 year the ion implantation business accounted for 74% of shipments while RTP, Dry Strip and Photostabilization accounted for the remaining 26%. During the quarter, 300 mm tools represented a larger portion of total shipments at 47% compared with the third quarter at 19%. For the year, 300 mm tools represented 35% of total shipments where 200 mm represented 65%.

Orders and Backlog

Net orders (systems and service), excluding SEN, received for the fourth quarter totaled $126 million, up 35% from the third quarter of 2003. System bookings alone totaled $90.2 million, up 44% from third quarter. Worldwide orders, including SEN, totaled $197.4 million, up 22% compared with the third quarter.

Geographically, system orders were split as follows: Asia 75%, Europe 10% and North America 15%. The split in orders received from Memory and Logic manufacturers (IDM and Foundry) was 50/50 as logic becomes a larger portion of the new business looking into 2004. Book to bill ratio for the quarter was 1.30, exceeding the recently announced industry book to bill ratio for front-end equipment of 1.20.

Backlog plus deferred systems revenue for the quarter ended at $111.3 million, an increase of 38% since the end of the third quarter of 2003. Reported backlog consists of systems only (e.g. excluding service contracts) that are generally scheduled to ship within 6 months.

Gross Margin

Gross margin for the quarter was 37.3% as compared with 24% in our third quarter. The improvement in gross margin was attributable to a higher level of factory absorption driven by higher volume and an adjustment of approximately $2.1 million to lower warranty costs associated with our 300 mm tools.

Operating Expenses

Total operating expenses for the fourth quarter (excluding restructuring costs and amortization of intangible assets) were $36.2 million, down 7% sequentially from the third quarter primarily due the benefit associated with the restructuring actions taken in the third quarter. SG&A expense decreased 7% to $21.3 million and R&D expense decreased 8% to $14.9 million.

SEN Contribution

Contribution from SEN (royalties and Axcelis' 50% share of net income) for the fourth quarter was $7.1 million. The Japanese market continues to remain strong driven by consumer electronics spending.

Balance Sheet

Axcelis ended the year with $114.6 million in cash, cash equivalents and short-term investments compared with $115.2 million in cash and equivalents at the end of the third quarter. Net cash outflow of $0.6 million related to the timing of customer receipts due at the end of the quarter.

Fourth Quarter 2003 Earnings Conference Call

Please join us for our fourth quarter conference call on January 28, 2004 at 5:00 pm EST. The call will be available to interested listeners via an audio webcast that can be accessed through Axcelis' home page at www.axcelis.com, or by dialing 1-800-482-9816 (1-719-457-2732 outside North America). Participants calling into the conference call will be requested to provide the company name: Axcelis Technologies, the conference leader: Mark Namaroff, and pass code: Axcelis Q4. A telephone replay will be available from 8:00 pm EST on January 28, 2004 until 11.59 pm EST on February 4, 2004. Dial 1-888-203-1112 (1-719-457-0820 outside North America), and enter conference ID code #305525. A webcast replay will be available from 8:00 pm EST on January 28, 2004 until 5:00 pm EST February 27, 2004.

2004 Annual Shareholders Meeting

The Company's 2004 annual meeting of stockholders is currently scheduled for April 29, 2004. Since this date is more than 30 days prior to the anniversary of the Company's 2003 annual meeting of stockholders, the deadline for timely submission of shareholder proposals for that meeting has changed from that disclosed in our 2003 proxy statement. In accordance with the Company's by-laws, notices of shareholder proposals for presentation at the 2004 annual meeting may be submitted until February 29, 2004 (60 days prior to the meeting date) without being untimely.

Safe Harbor Statement

This document contains forward-looking statements under the SEC safe harbor provisions. These statements are based on management's current expectations and should be viewed with caution. They are subject to various risks and uncertainties, many of which are outside the control of the Company, including the conversion of orders to revenue in any particular quarter, or at all, our ability to implement successfully our profit plans, the continuing demand for semiconductor equipment, relative market growth, continuity of business relationships with and purchases by major customers, competitive pressure on sales and pricing, increases in material and other production costs that cannot be recouped in product pricing and global economic, political and financial conditions. These risks and other risk factors relating to Axcelis are described more fully in the most recent Form 10-K filed by Axcelis and in other documents filed from time to time with the Securities and Exchange Commission.

About Axcelis Technologies, Inc.

Axcelis Technologies, Inc., headquartered in Beverly, Massachusetts, provides innovative, high-productivity solutions for the semiconductor industry. Axcelis is dedicated to developing enabling process applications through the design, manufacture and complete life cycle support of ion implantation, rapid thermal processing, and cleaning and curing systems. Axcelis Technologies has key technology centers in Beverly, Massachusetts, and Rockville, Maryland as well as in Toyo, Japan through its joint venture, SEN. The company's internet address is: www.axcelis.com.

Consolidated Statements of Operations
 (In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended

	December 31,	December 31,	December 31,	December 31,
	2003	2002	2003	2002

Net sales	$95,890	$65,515	$321,973	$309,705
Cost of products sold	60,129	46,620	217,622	205,740

Gross profit	35,761	18,895	104,351	103,965

Operating expenses:
Research and development	14,908	17,689	63,284	72,069
Selling	10,612	10,146	46,202	44,038
General and adminstrative	10,674	10,297	41,057	44,716
Amortization of intangible assets	662	365	1,955	1,460
Restructuring charges	162	—	4,907	—

Total operating expenses	37,018	38,497	157,405	162,283

Loss from operations	(1,257)	(19,602)	(53,054)	(58,318)

Other income (expense):
Royalty income of Sumitomo Eaton Nova Corporation	2,673	775	5,866	8,275
Royalty income - other	56	62	151	104
Equity income of Sumitomo Eaton Nova Corporation	4,420	1,211	8,954	4,806
Interest income	322	841	1,807	3,691
Interest expense	(1,566)	(1,374)	(6,229)	(5,803)
Other-net	(891)	112	(1,836)	(2,498)

Income (loss) before taxes	3,757	(17,975)	(44,341)	(49,743)

Income taxes (credit)	487	(11,142)	69,535	(23,593)

Net income (loss)	$3,270	$(6,833)	$(113,876)	$(26,150)

Basic net income (loss) per share	$0.03	$(0.07)	$(1.16)	$(0.27)
Diluted net income (loss) per share	$0.03	$(0.07)	$(1.16)	$(0.27)

Shares used in computing:
Basic net income (loss) per share	98,785	98,131	98,514	97,920
Diluted net income (loss) per share	100,713	98,131	98,514	97,920

Consolidated Balance Sheets
 (In thousands)

	December 31,
	2003	2002

ASSETS

Current assets:
Cash & cash equivalents	$99,665	$150,651
Short-term investments	14,972	34,992
Accounts receivable, net	84,925	60,311
Inventories	123,985	115,290
Deferred income taxes & other current assets	8,928	18,329

Total current assets	332,475	379,573

Property, plant & equipment, net	80,927	93,597
Investment in Sumitomo Eaton Nova Corporation	73,327	57,868
Goodwill	46,774	40,682
Intangible assets	20,119	13,141
Deferred income taxes	—	57,136
Other assets	31,973	27,454

Total assets	$585,595	$669,451

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$36,335	$32,594
Accrued compensation	8,343	6,745
Warranty reserve	17,000	16,625
Income taxes payable	7,109	12,823
Deferred revenue	14,441	224
Other current liabilities	18,643	18,028

Total current liabilities	101,871	87,039

Convertible debt	125,000	125,000
Other long-term liabilities	5,474	4,904
Stockholders’ equity:
Common stock	99	98
Additional paid-in capital	451,389	447,533
Deferred compensation	(811)	(782)
Treasury stock - at cost	(1,218)	(1,218)
Retained earnings (deficit)	(101,507)	12,369
Accumulated other comprehensive loss	5,298	(5,492)

Total stockholders’ equity	353,250	452,508

Total liabilities and stockholders’ equity	$585,595	$669,451